EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-30280) and the Registration Statement (Form S-8 No. 333-104127) pertaining to the Amended and Restated 1998 Incentive and Non-qualified Stock Option Plan of iParty Corp., and the Registration Statement (Form S-8 No. 333-159839) and the Registration Statement (Form S-8 No. 333-167823)  pertaining to the 2009 Stock Incentive Plan, of our report dated March 28, 2013 with respect to the consolidated financial statements of iParty Corp. included in this Annual Report (Form 10-K) for the year ended December 29, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 29, 2013